                                                                    EXHIBIT 99
                                [LETTERHEAD]

CORPORATE NEWS


                                        Contact:  Marc Grossman
                                        Sr. Vice President - Corporate Affairs
                                        (310) 205-4030


                         HILTON REPORTS STRONG INCREASES IN
                         ----------------------------------

                         FIRST QUARTER EARNINGS AND EBITDA
                         ---------------------------------


          Beverly Hills, Calif., April 22, 1998 -- Hilton Hotels Corporation (NYSE: HLT) today reported results for the first quarter ended March 31, 1998.

          Net income for the quarter totaled $77 million, or $.29 per share on a diluted basis, compared to $68 million, or $.26 per diluted share last year -- an increase of 12 percent in per share earnings.

          First quarter earnings before interest, taxes, depreciation, amortization and non-cash items (EBITDA) totaled $270 million, up 17 percent from last year's $231 million. The increase was attributable primarily to continued strength at the majority of the company's owned and partially owned hotels, the addition of "The Wild Wild West" casino in Atlantic City and the benefit of the newly opened hotel rooms at the company's casino in Punta del Este, Uruguay.

          Net income for the quarter was impacted by an increase in net interest expense from $34 million to $45 million, primarily due to higher average debt levels resulting from acquisition spending and a full quarter of a higher average cost of debt resulting from the company issuing long-term fixed notes to replace floating rate debt in 1997.

                                       -more-

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1st Quarter Earnings
2-2-2-2


                                       LODGING

          EBITDA for Hilton's lodging division was $130 million, an increase of 17 percent from $111 million a year ago. Double-digit EBITDA gains were reported at the majority of Hilton's owned and partially owned hotels, with properties in Chicago, New York, Washington, D.C. and San Francisco showing particularly strong results.

          In the first quarter, the company's "Top Ten" owned and partially owned hotels -- located in New York, Chicago, San Francisco, New Orleans, Washington and Honolulu -- contributed $79 million of EBITDA, compared to $65 million for the same period a year ago -- an increase of 22 percent. Average daily rate (ADR) at these ten hotels was $173.13 in the first quarter, compared with $160.81 last year, with occupancy showing a 1.1 point decline to 72.8 percent, resulting in a revenue per available room (REVPAR) increase of 6 percent. EBITDA margin at these properties increased 2.4 percentage points. Impacting results at the "Top Ten" properties was the anticipated softness at the Hilton Hawaiian Village in Honolulu as a result of adverse economic conditions in Asia. Subtracting the impact of Hawaii from the "Top Ten", EBITDA was up 27 percent, with REVPAR increasing 8 percent.

          Overall occupancy for Hilton's comparable U.S. hotels -- including owned, partially owned and managed properties -- was 71.9 percent, down from last year's 73.0 percent, with ADR improving nearly 8 percent to $158.39. REVPAR for this group of properties increased 6.2 percent from a year ago.


                                       -more-

1st Quarter Earnings
3-3-3-3


          In the first quarter of 1998, Hilton continued its strategy of acquiring full-service hotels in major markets seeing limited supply growth; the company acquired the 458-room McLean (Virginia) Hilton and the 300-room Hilton at Short Hills, a "Five Diamond" hotel in New Jersey.

          The company's Hilton Garden Inn program also continued on track. During the quarter, Hilton Garden Inn properties were either opened or under construction in Florida, Georgia, Illinois, Texas, Nevada, Oregon, California, Oklahoma and Mexico. The company is on pace to have 200 of these hotels either open, under construction or in development by 2000.

                                        GAMING

          Gaming division EBITDA for the first quarter of $153 million represented a 15 percent increase from 1997's $133 million. Driving this improvement was the addition of "The Wild Wild West" casino at Bally's Park Place in Atlantic City (which opened in July 1997), the late 1997 introduction of 300 hotel rooms at the Conrad International Punta del Este in Uruguay and significantly improved results at the company's Reno hotel-casinos.

          Despite an increasingly competitive marketplace, each of the company's three Las Vegas properties reported respectable quarter-over-quarter results and performed generally in line with the company's expectations.

          The Flamingo Hilton-Las Vegas reported EBITDA of $25 million, down 7 percent from last year's $27 million. Occupancy dipped to 90.0 percent from 92.2 percent a year ago, and ADR was down 5 percent to $77.95.

                                       -more-

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1st Quarter Earnings
4-4-4-4

          Bally's Las Vegas also showed an EBITDA decrease of 7 percent to $25 million due principally to lower table game and slot hold percentages when compared to the prior year. Occupancy declined 1.8 points to 88.5 percent, while ADR improved 3 percent to $100.58.

          The Las Vegas Hilton reported EBITDA of $17 million, an 11 percent decline from $19 million in 1997. Occupancy declined 2.1 points to 87.9 percent, while ADR showed a 4 percent increase to $110.46. The property benefited from a significant increase in non-baccarat table game play, as well as an above normal baccarat hold percentage of 36 percent. These factors helped mitigate the effects of a decrease in international baccarat play caused by the adverse economic conditions in Asia and a difficult comparison due to the exceptionally high level of baccarat play recorded in the 1997 period. Additionally, "Star Trek: The Experience" opened in January and is meeting the company's expectations of generating increased traffic at the hotel.

          In Atlantic City, Bally's Park Place reported EBITDA of $37 million, an increase of 23 percent from last year's $30 million, attributable to continued outstanding results at "The Wild Wild West." The Atlantic City Hilton, which reported an EBITDA decrease of $1 million to $4 million, was impacted by a below-average table game win percentage.

          Hilton's gaming operations in other markets demonstrated improved results, led by the Reno Hilton, which reported a significant EBITDA increase due to strong casino revenues and a re-emphasis on the convention market. Improved results were also reported at the Flamingo Hilton-Reno and the company's casinos in Tunica, New Orleans and Kansas City. Internationally, the Conrad International Punta del Este in Uruguay continued to exceed expectations, while the company's operations in the Gold Coast and Brisbane, Australia also reported strong EBITDA increases.

1st Quarter Earnings
5-5-5-5

           "Our first quarter results demonstrate the continued strength of the domestic full-service hotel business and the favorable supply-demand environment fueling it, as well as the benefits we've obtained from our new gaming properties," said Stephen F. Bollenbach, president and chief executive officer, Hilton Hotels Corporation. "We are also pleased with the ability of our established hotel-casinos to perform admirably in competitive market conditions and continue to be very positive about the future strength of the industry. We are delighted to report to our shareholders that we are showing strong operating results while also making progress on our growth strategies of acquiring full-service hotels and maintaining the leading position in the gaming industry."

                                        # # #

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                           HILTON HOTELS CORPORATION
                         SUMMARY STATEMENTS OF INCOME
                          THREE MONTHS ENDED MARCH 31
        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND AVERAGE RATE AMOUNTS)

                                                                              % / pt
                                                   1998           1997        Change
                                                 -------        -------       ------
   REVENUE
     Hotels                                      $   699        $   667           5 %
     Gaming                                          697            636          10
                                                 -------        -------        ----
   Total                                         $ 1,396        $ 1,303           7 %
                                                 -------        -------        ----
                                                 -------        -------        ----

   EBITDA (1)
     Hotels                                      $   130        $   111          17 %
     Gaming                                          153            133          15
     Corporate expense                               (13)           (13)          -
                                                 -------        -------        ----
   Total                                         $   270        $   231          17 %
                                                 -------        -------        ----
                                                 -------        -------        ----

   OPERATING INCOME
     Hotels                                      $   102        $    85          20 %
     Gaming                                           97             85          14
     Corporate expense                               (13)           (13)          -
                                                 -------        -------        ----
   Total operating income                            186            157          18

   Interest and dividend income                       11             13         (15)
   Interest expense                                  (50)           (43)         16
   Net interest from equity investments               (6)            (4)         50
                                                 -------        -------        ----
       Net interest expense                          (45)           (34)         32

   INCOME BEFORE TAXES
     AND MINORITY INTEREST                           141            123          15

   Provision for taxes                               (61)           (51)         20
   Minority interest, net                             (3)            (4)        (25)
                                                 -------        -------        ----

   NET INCOME                                    $    77        $    68          13 %
                                                 -------        -------        ----
                                                 -------        -------        ----

   NET INCOME PER SHARE
   BASIC                                         $   .30        $   .26          15 %
                                                 -------        -------        ----
                                                 -------        -------        ----

   DILUTED                                       $   .29        $   .26          12 %
                                                 -------        -------        ----
                                                 -------        -------        ----

   SYSTEM-WIDE STATISTICS (OWNED OR MANAGED)

   Occupancy
     Hotels                                         70.5%          71.8%       (1.3)pts
     Gaming                                         85.3%          87.2%       (1.9)pts

   Average rate
     Hotels                                      $157.41        $146.66           7 %
     Gaming                                       $79.36         $77.38           3 %

   Revpar
     Hotels                                      $110.90        $105.31           5 %
     Gaming                                       $67.68         $67.48           - %


   (1) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items.